Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
(630) 875-7283
TRADED:	Nasdaq	Steven H. Shapiro
SYMBOL:	FMBI	EVP, Corporate Secretary
(630) 875-7345
www.firstmidwest.com
FIRST MIDWEST REPORTS STRONG FIRST QUARTER RESULTS FULL YEAR EARNINGS GUIDANCE REVISED UPWARD
1st QUARTER 2005 HIGHLIGHTS:
*	Strong Profitability: ROE of 19.1%; ROA 1.49%
*	Improved Earnings: EPS Up 7.8%
*	Continuing Commercial Loan Demand: Up 8.7% Year To Year
*	Solid Deposit Growth: Demand Up 6.3%; Time Up 9.1% Year To Year
*	Strong Credit Quality: 2 1/2 Year Low in Nonperforming Asset Levels
*	Continued Strong Efficiency: 49.9%

ITASCA, IL, APRIL 20, 2005 - First Midwest Bancorp, Inc. ("First Midwest") (Nasdaq: FMBI), the premier relationship-based banking franchise in the wealthy and growing suburbs of Chicago, today reported that its net income for first quarter ended March 31, 2005 increased by 7.8% on a per diluted share basis to $25.2 million, or $0.55 per diluted share, from 2004's first quarter of $24.0 million, or $0.51 per diluted share. Solid first quarter 2005 performance resulted in an annualized return on average assets of 1.49%, as compared to 1.42% for first quarter 2004, and an annualized return on average equity of 19.1%, as compared to 18.0% for first quarter 2004.

"We are off to a great start to 2005," stated First Midwest President and Chief Executive Officer John O'Meara. "Sales fundamentals are strong and momentum is building across all of our businesses. We are particularly pleased with loan demand and deposit sales, which continue to show strength. We believe these solid results are the product of our continued focus on the customer and the execution of our relationship-based selling approach."

Earnings Guidance Revised Upward

"After a thorough review of alternate interest rate scenarios, we expect net interest margin expansion compared with our budgeted expectations," O'Meara said. "This is largely the result of higher yields on the securities portfolio, improved returns on floating rate assets and a lag in repricing transactional and time deposits. Improvement in fee revenues stemming from new initiatives coupled with ongoing expense controls should also be a positive factor. Finally, credit costs should be lower than initially budgeted providing additional earnings lift. These three combined factors have driven our decision to increase our guidance of per share diluted earnings for full year performance to $2.26 to $2.36."

Net Interest Margin

First Midwest's net interest income was $57.1 million for first quarter 2005, up slightly from $56.9 million for 2004's first quarter. Net interest margin for first quarter 2005 was 3.87%, down from 3.97% for first quarter 2004 and 3.94% for fourth quarter 2004, reflecting the negative impact of comparatively higher short-term interest rates and relatively stable longer-term rates. The 7 basis point decline from fourth quarter 2004, reflected in large part the delayed benefit of higher longer-term interest rates on security portfolio yields, as these increases occurred late in first quarter 2005. Given the expectation for continued, measured Federal Reserve tightening and the factors previously mentioned, full year margins for 2005 are anticipated to vary within the range of 3.85% to 3.95%.

Loan Growth and Funding

Outstanding loans as of March 31, 2005 totaled $4.2 billion, in contrast to $4.1 billion at March 31, 2004 and at December 31, 2004. These period-to-period loan comparisons are influenced by First Midwest's decision in 2004 to cease its indirect automobile lending and to securitize certain 1-4 family real estate loans. Excluding these loan categories, total loans as of March 31, 2005 increased $178.8 million, or 4.9%, as compared to 2004's first quarter. As of March 31, 2005, commercial loans totaled $1.2 billion, increasing 8.7% in comparison to first quarter 2004. Commercial loans continued their trend of the past 5 quarters, increasing 4.4% on an annualized basis from December 31, 2004. Based upon robust deal flow and strong pipelines, First Midwest remains optimistic about the prospects for commercial, commercial real estate, and real estate construction loan growth for the balance of 2005.

Average deposits for first quarter 2005 totaled $4.9 billion, reflecting growth in both demand and time deposit balances. In comparison to first quarter 2004, average demand balances increased 6.3% and time deposit balances grew 9.1%.

Noninterest Income and Expense

First Midwest's total noninterest income for first quarter 2005 was $20.1 million, up 15.9% as compared to $17.4 million in first quarter 2004. Excluding security gains and debt extinguishment losses, noninterest income increased 5.4% in comparison to first quarter 2004. This improvement reflects improved performance in all revenue categories, except corporate owned life insurance and other income, which were down slightly. In first quarter 2005, security gains totaled $2.6 million, while first quarter 2004 performance included $1.9 million in security gains and $1.2 million in losses on the early extinguishment of debt.

Total noninterest expense for first quarter 2005 was $39.8 million, down slightly from $40.2 million in first quarter 2004. The quarter's performance reflects comparatively lower equipment, technology-related and other costs offset by higher employee benefits, professional services and occupancy expenses. First Midwest's efficiency ratio was 49.9% for first quarter 2005, improved from 50.5% for first quarter 2004.

Credit Quality

First Midwest's level of overall credit quality improved during first quarter 2005, with nonperforming assets decreasing by 14.2% to $19.7 million from $22.9 million at year-end 2004. At March 31, 2005, nonperforming assets represented 0.47% of loans plus foreclosed real estate, the lowest such level in the last 2 1/2 years. Net charge-offs for first quarter 2005 improved to 0.36% of average loans, a 29.4% reduction from 0.51% for fourth quarter 2004. As of March 31, 2005, the reserve for loan losses stood at 343% of nonperforming loans, reflecting the highest coverage ratio of the past eight quarters.

Capital Management

First Midwest's capital position continues to exceed all of the regulatory minimum levels to be considered a "well capitalized institution" by the Federal Reserve. As of March 31, 2005, First Midwest's Total Risk Based Capital was 11.53%, compared to 11.52% as of December 31, 2004. Its Tier 1 Risk Based Capital ratio was 10.47%, up from 10.45% as of December 31, 2004. First Midwest's tangible capital ratio, which represents the ratio of stockholders' equity to total assets excluding intangible assets, stood at 6.21%, down from 6.43% as of December 31, 2004, partly reflecting the combined impact of asset growth and changes in the unrealized market value of securities. First Midwest continued to repurchase its common stock during first quarter 2005, acquiring 365,473 shares at an average price of approximately $34.20 per share funded by cash on hand. As of March 31, 2005, approximately 296,000 shares remained under First Midwest's existing repurchase authorization.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 67 offices located in 49 communities, primarily in northeastern Illinois. First Midwest is the 2004 recipient of the Illinois Bank Community Service Award and was honored by Chicago magazine in its September, 2004 issue as one of the 25 best places to work in Chicago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2004 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated April 20,2005

Operating Highlights	Quarters Ended
Unaudited	March 31,

(Amounts in thousands except per share data)	2005		2004

Net income	$25,207		$24,032
Diluted earnings per share	$0.55		$0.51
Return on average equity	19.14%		17.97%
Return on average assets	1.49%		1.42%
Net interest margin	3.87%		3.97%
Efficiency ratio	49.88%		50.53%

Balance Sheet Highlights
Unaudited

(Amounts in thousands except per share data)	Mar. 31, 2005		Mar. 31, 2004

Total assets	$6,910,482		$6,848,701
Total loans	4,153,728		4,114,667
Total deposits	4,962,859		4,788,812
Stockholders' equity	519,163		524,129
Book value per share	$11.35		$11.26
Period end shares outstanding	45,732		46,537

Stock Performance Data	Quarters Ended
Unaudited	March 31,

	2005		2004

Market Price:
Quarter End	$32.48		$34.22
High	$36.75		$34.29
Low	$31.92		$31.13

Quarter end price to book value	2.9	x	3.0	x
Quarter end price to consensus estimated 2005 earnings	14.2	x	N/A
Dividends declared per share	$0.24		$0.22

First Midwest Bancorp, Inc.	Press Release Dated April 20, 2005

Condensed Consolidated Statements of Condition
Unaudited (1)	March 31,

(Amounts in thousands)	2005	2004

Assets
Cash and due from banks	$125,150	$159,339
Funds sold and other short-term investments	6,083	13,190
Securities available for sale	2,170,720	2,139,140
Securities held to maturity, at amortized cost	73,725	66,208
Loans	4,153,728	4,114,667
Reserve for loan losses	(56,244)	(56,628)

Net loans	4,097,484	4,058,039

Premises, furniture and equipment	88,695	92,021
Investment in corporate owned life insurance	152,554	147,688
Goodwill and other intangible assets	96,180	98,190
Accrued interest receivable and other assets	99,891	74,886

Total assets	$6,910,482	$6,848,701

Liabilities and Stockholders' Equity
Deposits	$4,962,859	$4,788,812
Borrowed funds	1,179,753	1,323,532
Subordinated debt - trust preferred securities	129,042	129,785
Accrued interest payable and other liabilities	119,665	82,443

Total liabilities	6,391,319	6,324,572

Common stock	569	569
Additional paid-in capital	61,757	67,812
Retained earnings	721,645	663,906
Accumulated other comprehensive income	(5,327)	22,909
Treasury stock, at cost	(259,481)	(231,067)

Total stockholders' equity	519,163	524,129

Total liabilities and stockholders' equity	$6,910,482	$6,848,701

(1) While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with U.S. generally accepted accounting principles and, as of March 31, 2004, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended March 31, 2005.

First Midwest Bancorp, Inc.	Press Release Dated April 20, 2005

Condensed Consolidated Statements of Income	Quarters Ended
Unaudited (1)	March 31,

(Amounts in thousands except per share data)	2005	2004

Interest Income
Loans	$59,615	$54,645
Securities	23,484	22,644
Other	56	100

Total interest income	83,155	77,389

Interest Expense
Deposits	17,160	13,669
Borrowed funds	6,823	4,817
Subordinated debt - trust preferred securities	2,063	2,014

Total interest expense	26,046	20,500

Net interest income	57,109	56,889
Provision for Loan Losses	3,150	1,928

Net interest income after provision for loan losses	53,959	54,961

Noninterest Income
Service charges on deposit accounts	6,693	6,241
Trust and investment management fees	3,129	2,962
Other service charges, commissions, and fees	3,810	3,632
Card-based fees	2,347	2,146
Corporate owned life insurance income	1,195	1,267
Security gains (losses), net	2,561	1,939
(Losses) on early extinguishments of debt	-	(1,240)
Other	411	438

Total noninterest income	20,146	17,385

Noninterest Expense
Salaries and employee benefits	22,853	22,116
Net occupancy expense	4,261	4,103
Equipment expenses	2,095	2,242
Technology and related costs	1,381	2,035
Other	9,182	9,709

Total noninterest expense	39,772	40,205

Income before taxes	34,333	32,141
Income tax expense	9,126	8,109

Net Income	$25,207	$24,032

Diluted Earnings Per Share	$0.55	$0.51

Dividends Declared Per Share	$0.24	$0.22

Weighted Average Diluted Shares Outstanding	46,164	46,953

  While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with U.S. generally accepted accounting principles and, for the quarter ended March 31, 2004, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended March 31, 2005.

First Midwest Bancorp, Inc.	Press Release Dated April 20, 2005

Selected Quarterly Data
Unaudited		Quarters Ended

(Amounts in thousands except per share data)	3/31/05	12/31/04	9/30/04	6/30/04	03/31/04

Net interest income	$57,109	$58,393	$57,534	$56,048	$56,889
Provision for loan losses	3,150	5,350	3,240	2,405	1,928
Noninterest income	20,146	24,076	18,813	19,107	17,385
Noninterest expense	39,772	42,797	40,359	39,977	40,205
Net income	25,207	25,220	25,172	24,712	24,032
Diluted earnings per share	$0.55	$0.54	$0.54	$0.53	$0.51
Return on average equity	19.14%	18.57%	19.03%	19.17%	17.97%
Return on average assets	1.49%	1.46%	1.45%	1.44%	1.42%
Net interest margin	3.87%	3.94%	3.90%	3.81%	3.97%
Efficiency ratio	49.88%	50.43%	49.60%	49.89%	50.53%

Period end shares outstanding	45,732	46,065	46,370	46,632	46,537
Book value per share	$11.35	$11.55	$11.56	$10.87	$11.26
Dividends declared per share	$0.24	$0.24	$0.22	$0.22	$0.22

Asset Quality
Unaudited	Quarters Ended

(Amounts in thousands)	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04

Nonaccrual loans	$16,407	$19,197	$22,267	$24,621	$18,704

Foreclosed real estate	3,270	3,736	4,528	4,602	4,779
Loans past due 90 days and still accruing	4,625	2,658	3,108	4,160	6,977

Nonperforming loans to loans	0.39%	0.46%	0.53%	0.59%	0.45%
Nonperforming assets to loans plus foreclosed real estate	0.47%	0.55%	0.64%	0.70%	0.57%
Nonperforming assets plus loans past due 90 days to loans plus foreclosed real estate................................................	0.58%	0.62%	0.71%	0.80%	0.74%
Reserve for loan losses to loans	1.35%	1.37%	1.35%	1.36%	1.38%
Reserve for loan losses to nonperforming loans	343%	295%	255%	230%	303%

Provision for loan losses	$3,150	$5,350	$3,240	$2,405	$1,928
Net loan charge-offs	3,624	5,339	3,219	2,347	1,704

Net loan charge-offs to average loans	0.36%	0.51%	0.30%	0.23%	0.17%